Exhibit 10.01

AMENDMENT NO. 1

to

SUPPLEMENTAL RETIREMENT PLAN FOR

EXECUTIVE EMPLOYEES OF STATE AUTO INSURANCE COMPANIES

The Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies (the “Plan”) is hereby amended pursuant to the following provisions.

1. Definitions. For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Participation in the Plan. In order to automatically enroll an executive as a participant in the Plan when such executive’s annual base salary as of January 1 of any calendar year exceeds the dollar limit under Internal Revenue Code Section 401(a)(17) for such calendar year, the first sentence of Section 1.1 of the Plan is hereby deleted and replaced by the following two sentences:

“The purpose of this Plan is to provide a select group of State Auto employees (“Participants”) with supplemental retirement benefits (the “Supplemental Benefits”). Such Participants shall be State Auto employees whose annual base salary as of January 1 of any calendar year exceeds the dollar limit under Section 401(a)(17) of the Code for that calendar year; e.g., $230,000 for 2008.”

3. Effective Date; Construction. The effective date of this amendment is January 1, 2008, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr. President